ADOBE INCENTIVE PARTNERS, L.P.

CONSENT TO DISSOLVE AND TERMINATE PARTNERSHIP

This Consent to Dissolve and Terminate Partnership is entered into this 26th day of November, 2002, by Adobe Systems Incorporated, a Delaware corporation, in its capacity as both General Partner and sole Class A Limited Partner of Adobe Incentive Partners, L.P. (the "Partnership"). Capitalized terms used herein and not otherwise defined have the meanings given such terms in the Amended and Restated Limited Partnership Agreement of the Partnership dated August 13, 1998 (the "Agreement")

1. Pursuant to paragraph 11.1(a)(iii), the parties hereto hereby elect to dissolve, wind-up and terminate the Partnership effective as of November 27, 2002.

2. The winding up of the Partnership shall be implemented by the purchase, for cash, of all non-cash assets of the Partnership by the General Partner at the values determined by an independent third party. Subsequent to said purchase, the Partnership shall be wound up pursuant to paragraph 11.2 of the Agreement, which shall include, without limitation, the liquidation of the interests of the Partners, including current and former Class B Limited Partners, pursuant to the terms of the Agreement and each applicable Restricted Units Agreement.

3. The General Partner is authorized and directed to take all other actions it deems necessary or appropriate to dissolve, wind up and terminate the Partnership including, but not limited to, the filing of documents with the California Secretary of State and any other applicable offices.

GENERAL PARTNER:	CLASS A LIMITED PARTNER:
Adobe Systems Incorporated	Adobe Systems Incorporated
By: /s/ Murray J. Demo	By: /s/ Murray J. Demo
Title: Senior Vice President and	Title: Senior Vice President and
Chief Financial Officer	Chief Financial Officer